Exhibit 10.48

THERAVANCE, INC. 2004 EQUITY INCENTIVE PLAN

NOTICE OF RESTRICTED STOCK UNIT AWARD

You have been granted the number of restricted stock units indicated below by Theravance, Inc. (the “Company”) on the following terms:

Name:	«Name»

Restricted Stock Unit Award Details:

Date of Grant:	«DateGrant»
Restricted Stock Units:	«TotalShares»
Vesting Commencement Date:	«VestComDate»

Each restricted stock unit (the “restricted stock unit”) represents the right to receive one share of the Company’s Common Stock subject to the terms and conditions contained in the Restricted Stock Unit Agreement (the “Agreement”).

Vesting Schedule:

Vesting is dependent upon continuous service as an employee or consultant of the Company, a Parent, a Subsidiary or an Affiliate (“Service”) throughout the vesting period.  The units will vest as follows:  «X»% on <<InitialVestDate>>; [«Y»% on <<SecondVestDate>>;] and an additional «Z»% on the final day of each 3-month period thereafter, provided that you remain in continuous Service through such date.

You and the Company agree that your right to receive the units is granted under and governed by the terms and conditions of the Plan and of the Agreement that is attached to and made a part of this document.  Capitalized terms not defined herein have the meaning ascribed to such terms in the Plan.

You agree that the Company may deliver by email all documents relating to the Plan or this award (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements).  You also agree that the Company may deliver these documents by posting them on a web site maintained by the Company or by a third party under contract with the Company.  If the Company posts these documents on a web site, it will notify you by email.

You agree to cover the applicable withholding taxes as set forth more fully herein.  In connection with your receipt of the restricted stock units, you are simultaneously entering into a trading arrangement that complies with the requirements of Rule 10b5-1(c)(1) under the Securities Exchange Act of 1934 (a “10b5-1 Plan”).  As of the date of the Agreement, you are not aware of any material nonpublic information concerning the Company or its securities, or, as of the date any sales are effected pursuant to the 10b5-1 Plan, you will not effect such sales on the basis of material nonpublic information about the securities or the Company of which you were aware at the time you entered into the Agreement.

THERAVANCE, INC. 2004 EQUITY INCENTIVE PLAN:
RESTRICTED STOCK UNIT AGREEMENT

Payment for Shares	No payment is required for the restricted stock units you are receiving.

Nature of Units

Your units are bookkeeping entries. They represent only the Company’s unfunded and unsecured promise to issue shares of Common Stock on a future date. As a holder of units, you have no rights other than the rights of a general creditor of the Company.

Settlement of Units	Each of your units will be settled when it vests (unless you and the Company have agreed to a later settlement date pursuant to procedures that the Company may prescribe at its discretion).

At the time of settlement, you will receive one share of the Company’s Common Stock for each vested unit.

Vesting	The restricted stock units that you are receiving will vest as shown in the Notice of Restricted Stock Unit Award.

If the Company is subject to a Change in Control (as defined in the Plan) before your Service terminates, the restricted stock units will vest in full if not assumed or replaced with a new award as set forth in Section 10.1 of the Plan.

For avoidance of doubt, the restricted stock units shall be treated as “shares” for purposes of acceleration of vesting under the Company’s Change in Control Severance Plan and 2009 Change in Control Severance Plan (each, a “Severance Plan”) to the extent you are eligible to participate in either such plan.

No additional units vest after your Service has terminated for any reason except as set forth in a Severance Plan to the extent you are eligible for benefits thereunder. It is intended that vesting in the restricted stock units is commensurate with a full-time work schedule. For possible adjustments that may be made by the Company, see the Section below entitled “Leaves of Absence and Part-Time Work.”

Forfeiture

If your Service terminates for any reason then your restricted stock units that have not vested before the termination date and do not vest as a result of the termination pursuant to this Agreement or as set forth on the Notice of Restricted Stock Unit Award, will be forfeited. This means that the restricted stock units will revert to the Company. You receive no payment for restricted stock units that are forfeited. The Company determines when your Service terminates for this purpose.

Leaves of Absence and Part-Time Work

For purposes of this award, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave was approved by the Company in writing. If your leave of absence (other than a military leave) lasts for more than 6 months, then vesting will be suspended on the day that is 6 months and 1 day after the leave of absence began. Vesting will resume effective as of the second vesting date after you return from leave of absence provided you have worked at least one day during that vesting period.

In the case of all leaves, your Service terminates when the approved leave ends, unless you immediately return to active work.

If you and the Company agree to a reduction in your scheduled work hours, then the Company reserves the right to modify the rate at which the restricted stock units vest, so that the rate of vesting is commensurate with your reduced work schedule. Any such adjustment shall be consistent with the Company’s policies for part-time or reduced work schedules or shall be pursuant to the terms of an agreement between you and the Company pertaining to your reduced work schedule.

The Company shall not be required to adjust any vesting schedule pursuant to this subsection.

Stock Certificates

No shares of Common Stock shall be issued to you prior to the date on which the restricted stock units vest. After any restricted stock units vest pursuant to this Agreement, the Company shall promptly cause to be issued in book-entry form, registered in your name or in the name of your legal representatives, beneficiaries or heirs, as the case may be, the number of shares of Common Stock representing your vested restricted stock units. No fractional shares shall be issued.

Section 409A

Unless you and the Company have agreed to a deferred settlement date (pursuant to procedures that the Company may prescribe at its discretion), settlement of these restricted stock units is intended to be exempt from the application of Code Section 409A pursuant to the “short-term deferral exemption” in Treasury Regulation 1.409A-1(b)(4) and shall be administrated and interpreted in a manner that complies with such exemption.

Notwithstanding the foregoing, to the extent it is determined that settlement of these restricted stock units is not exempt from Code Section 409A as a short-term deferral or otherwise and the Company determines that you are a “specified employee,” as defined in the regulations under Code Section 409A, at the time of your “separation from service,” as defined in those regulations, then any restricted stock units that otherwise would have been settled during the first six months following your separation from service will instead be settled on the first business day following the six-month anniversary of your separation from service, unless the event triggering vesting is an event other than your separation from service.

Stockholder Rights

The restricted stock units do not entitle you to any of the rights of a stockholder of Common Stock. Upon settlement of the restricted stock units into shares of Common Stock, you will obtain full voting and other rights as a stockholder of the Company.

Units Restricted

You may not sell, transfer, pledge or otherwise dispose of any restricted stock units or rights under this Agreement other than by will or by the laws of descent and distribution. Notwithstanding the foregoing, you may designate a beneficiary or beneficiaries to receive any property distributable with respect to the restricted stock units upon your death.

Withholding Taxes

No shares will be distributed to you unless you have made arrangements acceptable to the Company to pay any withholding taxes that may be due as a result of the settlement of this award. Prior to the relevant taxable event, you shall pay or make adequate arrangements satisfactory to the Company to satisfy all withholding obligations for applicable taxes.

You authorize the Company to instruct the broker whom it has selected for this purpose to sell a number of shares of Common Stock to be issued upon the vesting of your restricted stock units or a lesser number necessary to meet tax withholding obligations. Such sales shall be effected at a market price following the date that the restricted stock units vest (unless you and the Company have agreed to a later settlement date pursuant to procedures that the Company may prescribe at its discretion).

You acknowledge that the proceeds of any such sale may not be sufficient to satisfy your withholding obligations. To the extent the proceeds from such sale are insufficient to cover the taxes due, the Company may in its discretion (a) withhold the balance of all applicable taxes legally payable by you from your wages or other cash compensation paid to you by the Company and/or (b) withhold in shares of Common Stock, provided that the Company only withholds an amount of shares not in excess of the amount necessary to satisfy the minimum withholding amount. The fair market value of withheld shares, determined as of the date taxes otherwise would have been withheld in cash, will be applied against the withholding taxes. If the Company satisfies the obligation for taxes by withholding a number of shares of Common Stock as described above, you are deemed to have been issued the full number of shares subject to the award of restricted stock units.

Rule 10b5-1 Plan

You acknowledge that the instruction to the broker to sell in the foregoing section is intended to comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Securities Exchange Act of 1934 (the “Exchange Act”), and to be interpreted to comply with the requirements of Rule 10b5-1(c)(1) under the Exchange Act (a “10b5-1 Plan”). This 10b5-1 Plan is adopted to be effective as of the first date on which the restricted stock units vest. This 10b5-1 Plan is being adopted to permit you to sell a number of shares awarded upon the vesting of restricted stock units sufficient to pay withholding taxes that become due as a result of this award or the vesting of the restricted stock units or, if you elect within thirty days following notification via the broker whom the Company has selected for this purpose of your restricted stock unit award, to permit you to sell all of the vested restricted stock units. You hereby appoint the Company as your agent and attorney-in-fact to instruct the broker with respect to the number of shares to be sold under this 10b5-1 Plan.

You hereby authorize the broker to sell the number of shares of Common Stock determined as set forth above and acknowledge that the broker is under no obligation to arrange for such sale at any particular price. You acknowledge that the broker may aggregate your sales with sales occurring on the same day that are effected on behalf of other Company employees pursuant to sales of shares vesting under Company options or restricted stock unit awards and your proceeds will be based on a blended price for all such sales. You acknowledge that you will be responsible for all brokerage fees and other costs of sale, and you agree to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale. You acknowledge that it may not be possible to sell Common Stock during the term of this 10b5-1 Plan due to (a) a legal or contractual restriction applicable to you or to the broker, (b) a market disruption, (c) rules governing order execution priority on the Nasdaq Global Market, (d) a sale effected pursuant to this 10b5-1 Plan that fails to comply (or in the reasonable opinion of the broker’s counsel is likely not to comply) with Rule 144 under the Securities Act of 1933, if applicable, or (e) if the Company determines that sales may not be effected under this 10b5-1 Plan. You acknowledge that this 10b5-1 Plan is subject to the terms of any policy adopted now or hereafter by the Company governing the adoption of 10b5-1 plans.

Restrictions on Issuance	The Company will not issue shares to you if the issuance of shares at that time would violate any law or regulation.

Restrictions on Resale

You agree not to sell any shares of Common Stock you receive under this Agreement at a time when applicable laws, regulations, Company trading policies (including the Company’s Insider Trading Policy, a copy of which can be found on the Company’s intranet) or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

No Retention Rights

Your award or this Agreement does not give you the right to be employed or retained by the Company (or a Parent or Subsidiary) in any capacity. The Company and its Parent and its Subsidiaries reserve the right to terminate your Service at any time, with or without cause.

Adjustments	In the event of a stock split, a stock dividend or a similar change in Common Stock, the number of restricted stock units that will vest in any future installments will be adjusted accordingly.

Applicable Law	This Agreement will be interpreted and enforced with respect to issues of contract law under the laws of the State of Delaware.

The Plan and Other Agreements	The text of the Plan is incorporated in this Agreement by reference. A copy of the Plan is available on the Company’s intranet or by request to the Finance Department.

This Agreement, the Notice of Restricted Stock Unit Award, and the Plan constitute the entire understanding between you and the Company regarding this award. Any prior agreements, commitments or negotiations concerning this award are superseded. This Agreement may be amended only by another written agreement between the parties.

BY ACCEPTING THIS RESTRICTED STOCK UNIT AWARD, YOU AGREE TO

ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.